                                 Exhibit 99.1
                                 ------------

                         ADVANCED NUTRACEUTICALS, INC.
       ANNOUNCES CLOSING OF THE SALE OF NUTRITION FOR LIFE INTERNATIONAL
       -----------------------------------------------------------------

     Houston, June 13, 2001 - Advanced Nutraceuticals, Inc. (NASDAQ Symbol:
ANIID), announced today that it has completed the sale of its network marketing subsidiary, Nutrition For Life International, Inc. ("NFLI"), to Everest Group Holdings, Inc.

     At closing the Company received $3.2 million in cash and a $5 million note payable by NFLI based on a ten-year amortization with quarterly payments for three years and a final balloon payment in June 2004. NFLI entered into a product supply agreement with the Company's subsidiary, Bactolac Pharmaceutical, Inc. and Bactolac received a $650,000 note from NFLI due in June 2002. The purchase price may also be increased up to an additional $750,000, depending upon future operating results of NFLI's recently established Japanese subsidiary. As part of the terms of the transaction, Everest paid off the balance outstanding of the Company's revolving and term debt obligations related to NFLI. The majority of the cash received at closing will be used by the Company to reduce debt, with a portion providing working capital.

     Gregory Pusey, Chairman of Advanced Nutraceuticals, commented, "With the consummation of the sale of NFLI, Advanced Nutraceuticals is in a much improved financial position and intends to re-focus on its strategy of acquiring other companies in the nutraceutical and pharmaceutical industries. Management is focused on increasing stockholder value and expanding opportunities for our operating company, Bactolac and ASHCO."

     Advanced Nutraceuticals, Inc. is a holding company that conducts operations through Bactolac Pharmaceutical, Inc. and ASHCO, a division of Bactolac Pharmaceutical, Inc. Bactolac and ASHCO are manufacturers of nutraceutical and pharmaceutical products.

FOR ADDITIONAL INFO CALL JEFF MCGONEGAL AT 303/660-9583 OR GREG PUSEY AT 303/722-4008

================================================================================

This press release includes "forward looking statements" as defined by the Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors ANII believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the companies. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Furthermore, ANII does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.